UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 19, 2004

FIRSTBANK CORPORATION
(Exact Name of Registrant as Specified in Charter)

Michigan (State or Other Jurisdiction of Incorporation) 311 Woodworth Avenue Alma, Michigan (Address of principal executive office)	000-14209 (Commission File Number)	38-2633910 (IRS Employer Identification No.) 48801 (Zip Code)

Registrant’s telephone number, including area code: (989) 463-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 2.02 Results of Operations and Financial Conditions

On October 19, 2004, Firstbank Corporation issued a press release announcing results for the 2004 third quarter and year-to-date. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Section 9.01 Financial Statements and Exhibits

      (c)     Exhibit

               Press Release Dated October 19, 2004.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 19, 2004	FIRSTBANK CORPORATION (Registrant) By: /s/ Samuel G. Stone —————————————— Samuel G. Stone Executive Vice President and CFO

EXHIBIT INDEX

99.1     Press Release Dated October 19, 2004

EXHIBIT 99.1

FOR IMMEDIATE RELEASE		NEWS RELEASE
Date Submitted: NASDAQ Symbol:	October 19, 2004 FBMI	Contact:	Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
THIRD QUARTER AND YEAR-TO-DATE 2004 RESULTS

Highlights Include:

•	Earnings per share (diluted) of $0.49 for the third quarter of 2004 and $1.41 for the first nine months of 2004

•	Completion of 600,000 share self tender offer for common stock during the third quarter, followed by issuance of $10 million trust preferred securities shortly after quarter-end

•	Annualized loan growth of 10.0% for the quarter and 10.9% versus year-ago

•	Continuing strong asset quality and capital ratios

Alma, Michigan (FBMI) — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation announced net income of $2,656,000 for the quarter ended September 30, 2004, compared to $2,565,000 for the quarter ended June 30, 2004, an increase of 3.5%. Earnings per share were $0.49, up 8.9% from $0.45 for the second quarter of 2004. Returns on average assets and average equity for the third quarter of 2004 were 1.33% and 13.8%, respectively, compared with 1.33% and 12.2% respectively in the second quarter of 2004. Earnings in the third quarter of 2004 included benefit from a negative provision for loan losses of $374,000 as explained further below. All per share amounts are fully diluted amounts and have been adjusted to reflect the 5% stock dividend paid in December 2003.

The third quarter 2004 earnings per share of $0.49 were even with the third quarter of 2003, although net income was 7.6% lower. Earnings per share benefited from Firstbank’s 600,000 share common stock self tender offer which was completed in August of 2004. The lower level of net income in 2004 was primarily attributable to continuing volatility in the mortgage banking business and reduced levels of mortgage re-financings. Gain on sale of mortgages decreased 45% in the third quarter of 2004 compared to the second quarter of 2004 and was 82% lower than the year-ago level. Notwithstanding the slowdown in mortgage banking activity, Firstbank’s mortgage servicing portfolio was basically unchanged from the second quarter with the principal balance of loans serviced for others increasing to $472.5 million as of September 30, 2004, from $471.1 million at June 30, 2004, and increasing 2.0% from $463.1 million at September 30, 2003.

For the nine months of 2004, net income of $7,902,000 compared to $9,543,000 for the year-to-date period ended September 30, 2003, a decrease of 17.2%. Earnings per share were $1.41, down 14.0% from $1.64 for the nine months of 2003. Returns on average assets and average equity for the nine months of 2004 were 1.35% and 12.9%, respectively, compared with 1.67% and 15.4% respectively in the first nine months of 2003.

Growth in Firstbank’s balance sheet continued. Total portfolio loans grew 2.5%, or 10.0% annualized, in the third quarter of 2004 and were 10.9% above the level at September 30, 2003. Strength in loan portfolio growth was balanced between commercial and commercial real estate loans, which together increased 11.4% above the year-ago level, and residential mortgage loans, which increased 16.4%. Total deposits as of September 30, 2004, increased 2.1% from June 30, 2004, and were 4.9% above the year-ago level. Non-interest bearing deposits increased 5.8% from June 30, 2004, and were 8.7% over the level at September 30, 2003.

Firstbank’s net interest margin, at 4.44% in the third quarter of 2004, increased 0.03% from the 4.41% level achieved in the second quarter of 2004 and compared to 4.42% in the third quarter of 2003. Benefit from increases in the prime rate was partially offset by the interest cost of funds used to repurchase shares in the self tender offer and by increases in rates on other funding sources.

Mr. Sullivan stated, “Our lenders continue to manage asset quality well, and we continue to believe that we have our banks’ balance sheets positioned to benefit both net interest margin and earnings from increasing interest rates. During the third quarter and in the first weeks of October we made significant progress on our capital management strategies with the successful completion of our self tender offer and the issuance of trust preferred securities. We believe that these capital management strategies will enhance our ability to grow earnings per share in the future.”

Firstbank’s salaries and employee benefits expense increased by 1.3% in the third quarter of 2004 compared to the second quarter of 2004, as seasonal needs were met. Total non-interest expense for the third quarter of 2004 was 9.8% below the level in the third quarter of 2003. Non-interest expense in the third quarter of 2004 includes approximately $101,000 associated with Firstbank’s self tender offer.

In the third quarter of 2004, as previously announced, Firstbank completed the repurchase of 600,000 shares of its common stock through its self tender offer. No other shares were repurchased during the quarter. Primarily as a result of the self tender offer, shareholders’ equity decreased 18.0% in the third quarter of 2004. The ratio of average equity to average assets stood at 9.6% in the third quarter of 2004, compared to 10.9% in the second quarter of 2004 and 11.0% in the third quarter of 2003.

Firstbank’s asset quality measures remained strong. The ratio of non-performing loans to loans was 0.37% as of September 30, 2004, compared to 0.37% at June 30, 2004, and 0.16% at September 30, 2003. Net charge-offs in the third quarter of 2004 were $64,000, or 0.04% annualized as a percentage of average loans, compared to $119,000, or 0.07% annualized as a percentage of average loans in the second quarter of 2004, and compared to $193,000, or 0.13% annualized in the third quarter of 2003. These measures of asset quality remain at low levels and continue to be at levels considered in the industry to be favorable. During the third quarter of 2004, one of Firstbank Corporation’s banks received substantially full pay-off of a $557,000 loan that was classified as non-performing due to delinquency, as reported at the time of the release of second quarter earnings. Specific reserve related to this loan was reversed in the third quarter. Two additional credits having specific reserves experienced partial pay downs and transactions involving collateral that resulted in release of additional specific reserve. As a result, on a consolidated basis Firstbank had negative provision for loan losses related to these loans of $480,000 and a total provision for loan losses for the quarter of negative $374,000.

Firstbank Corporation, headquartered in Alma, Michigan is currently a five bank financial services company with assets of $799 million and 35 banking offices located in central and northeast Michigan. Bank subsidiaries include: Firstbank — Alma; Firstbank (Mt. Pleasant); Firstbank — West Branch; Firstbank - Lakeview; and Firstbank — St. Johns. Other corporate affiliates include 1st Armored, Inc.; 1st Title; Gladwin Land Company, Inc.; and C. A. Hanes Realty, Inc. Investment services are available through affiliations with Citizens Bank Wealth Management N.A., MML Investors Services, Inc., and Raymond James Financial Services Inc.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, increases in interest rates and positioning of balance sheets to benefit net interest margins and earnings. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Sep 30 2004	Jun 30 2004	Dec 31 2003	Sep 30 2003

ASSETS

Cash and cash equivalents:
Cash and due from banks	$31,087	$24,070	$27,442	$24,325
Short term investments	4,136	10,807	5,703	34,954

Total cash and cash equivalents	35,223	34,877	33,145	59,279

Securities available for sale	63,327	66,256	70,731	69,889
Federal Home Loan Bank stock	5,303	5,241	4,929	4,857
Loans:
Loans held for sale	434	1,400	4,160	3,296
Portfolio loans:
Commercial	110,726	101,393	112,263	98,458
Commercial real estate	223,307	216,689	203,080	201,436
Residential mortgage	223,808	221,766	204,806	192,348
Real estate construction	50,682	51,442	55,160	49,346
Consumer	56,871	57,944	57,557	57,459
Credit card	1,832	1,828	2,587	2,583

Total portfolio loans	667,226	651,062	635,453	601,630
Less allowance for loan losses	(10,795)	(11,232)	(11,627)	(11,634)

Net portfolio loans	656,431	639,830	623,826	589,996

Premises and equipment, net	17,860	17,923	18,103	17,470
Goodwill	4,880	4,880	4,880	4,880
Other intangibles	2,289	2,538	2,698	2,773
Other assets	13,055	13,111	14,028	12,198

TOTAL ASSETS	$798,802	$786,056	$776,500	$764,638

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	111,165	105,104	102,296	102,272
Interest bearing accounts:
Demand	182,221	181,272	181,642	181,532
Savings	101,048	98,651	95,395	96,732
Time	207,514	204,341	188,221	193,269

Total deposits	601,948	589,368	567,554	573,805

Securities sold under agreements to
repurchase and overnight borrowings	36,021	28,883	47,069	29,357
FHLB Advances and notes payable	81,462	72,475	67,255	66,286
Accrued interest and other liabilities	8,305	8,641	8,878	8,936

Total liabilities	727,736	699,367	690,756	678,384

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, none issued
Common stock; 10,000,000 shares authorized *	56,662	74,115	75,591	68,704
Retained earnings	13,740	12,139	9,187	16,118
Accumulated other comprehensive income	664	435	966	1,432

Total shareholders' equity	71,066	86,689	85,744	86,254

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$798,802	$786,056	$776,500	$764,638

* Common stock shares issued and outstanding	5,037,995	5,615,224	5,642,304	5,672,596

Asset Quality Ratios:
Non-Performing Loans / Loans^	0.37%	0.37%	0.22%	0.16%
Non-Perf. Loans + OREO / Loans^ + OREO	0.43%	0.39%	0.26%	0.25%
Non-Performing Assets / Total Assets	0.36%	0.33%	0.21%	0.20%
Allowance for Loan Loss as a % of Loans^	1.62%	1.73%	1.83%	1.93%
Allowance / Non-Performing Loans	438%	464%	822%	1204%

Quarterly Average Balances:
Total Portfolio Loans^	$661,813	$644,714	$615,474	$594,667
Total Earning Assets	$741,979	$729,187	$714,907	$721,778
Total Shareholders' Equity	$76,450	$84,977	$85,028	$84,774
Total Assets	93,781	779,826	763,503	770,108
Diluted Shares Outstanding	5,395,935	5,707,903	5,814,986	5,856,802

^ Total Loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands except per share data)
UNAUDITED

	Three months Ended:			Nine Months Ended:

	Sep 30 2004	Jun 30 2004	Sep 30 2003	Sep 30 2004	Sep 30 2003

Interest income:
Interest and fees on loans	$10,378	$10,058	$10,071	$30,616	$30,942
Investment securities
Taxable	449	380	439	$1,212	$1,419
Exempt from federal income tax	234	228	255	$704	781
Short term investments	30	32	113	86	343

Total interest income	11,091	10,698	10,878	32,618	33,485

Interest expense:
Deposits	1,878	1,815	2,000	$5,479	6,721
Notes payable and other	1,097	995	1,020	3,122	3,065

Total interest expense	2,975	2,810	3,020	8,601	9,786

Net interest income	8,116	7,888	7,858	24,017	23,699
Provision for loan losses	(374)	60	115	(505)	445

Net interest income after provision for loan losses	8,490	7,828	7,743	24,522	23,254

Noninterest income:
Gain on sale of mortgage loans	467	847	2,561	2,098	8,045
Service charges on deposit accounts	730	703	653	2,082	1,904
Gain on sale of securities	10	11	0	21	9
Mortgage servicing	34	(56)	(470)	(42)	(1,164)
Other	1,197	1,316	1,575	3,465	4,411

Total noninterest income	2,438	2,821	4,319	7,624	13,205

Noninterest expense:
Salaries and employee benefits	3,888	3,838	4,344	11,667	12,186
Occupancy and equipment	986	923	950	2,878	2,813
Amortization of intangibles	76	76	75	228	260
FDIC insurance premium	21	21	23	64	69
Michigan single business tax	28	24	57	73	192
Other	1,996	1,989	2,307	5,559	6,614

Total noninterest expense	6,995	6,871	7,756	20,469	22,134

Income before federal income taxes	3,933	3,778	4,306	11,677	14,325
Federal income taxes	1,277	1,213	1,431	3,775	4,782

Net Income	$2,656	$2,565	$2,875	$7,902	$9,543

Fully Tax Equivalent Interest Income	$8,258	$8,015	$8,005	$24,400	$24,173

Per Share Data:
Basic Earnings	$0.50	$0.46	$0.51	$1.44	$1.68
Diluted Earnings	$0.49	$0.45	$0.49	$1.41	$1.64
Dividends Paid	$0.21	$0.21	$0.19	$0.62	$0.56

Performance Ratios:
Return on Average Assets*	1.33%	1.33%	1.47%	1.35%	1.67%
Return on Average Equity*	13.8%	12.2%	13.4%	12.9%	15.4%
Net Interest Margin (FTE) *	4.44%	4.41%	4.42%	4.45%	4.50%
Book Value Per Share+	$14.11	$15.44	$15.20	$14.11	$15.20
Average Equity/Average Assets	9.6%	10.9%	11.0%	10.5%	10.8%
Net Charge-offs	64	119	193	327	347
Net Charge-offs as a % of Average Loans^*	0.04%	0.07%	0.13%	0.07%	0.08%

* Annualized
+ Period End
^ Total loans less loans held for sale